					EXHIBIT 11
RUDDICK CORPORATION

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (UNAUDITED)

	THREE MONTHS ENDED			NINE MONTHS ENDED
	June 30,	July 1,		June 30,	July 1,
	2002	2001		2002	2001
NET INCOME (LOSS) PER SHARE
COMPUTED AS FOLLOWS:

BASIC:
1. Net income (loss) available to common
shareholders	$ 16,479,000	$ (16,858,000)		$ 35,717,000	$ (12,931,000)

2. Weighted average common shares
outstanding - Basic	46,423,805	46,284,719		46,387,656	46,264,759

3. Basic net income (loss) per share
(Item 1 divided by Item 2)	$ ..35	($.36)		$ ..77	($.28)

DILUTED:
1. Net income (loss) available to common
shareholders	$ 16,479,000	$ (16,858,000)		$ 35,717,000	$ (12,931,000)

2. Weighted average common shares
outstanding - Basic	46,423,805	46,284,719		46,387,656	46,264,759

3. Weighted potential shares under stock options computed for the periods using the Treasury Stock Method.	187,692	0	(1)	177,450	0 (1)

4. Weighted average common shares
outstanding - Diluted	46,611,497	46,284,719		46,565,106	46,264,759

5. Diluted net income (loss) per share
(Item 1 divided by Item 4)	$.35	($.36)		$.77	($.28)

(1) The effects of weighted potential shares under stock options computed using the Treasury Stock Method for the three and nine month periods of 2001 (148,865 and 83,966, respectively) are anti-dilutive and thus are disregarded in the determination of weighted average diluted common shares outstanding.